Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated August 24, 2006, except for Note 18 for which the date is January 16, 2007, relating to the consolidated financial statements of Movie Star, Inc., which appears in such Prospectus.

We also consent to the reference to our firm under the headings ‘‘Selected Historical Consolidated Financial and Other Data,’’ ‘‘Selected Historical Consolidated Financial and Other Data’’ and ‘‘Experts’’ in such Prospectus.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
June 8, 2007